Exhibit 23.1

CONSENT OF INDEPENDENT AUDITOR

We consent to the incorporation by reference of our report dated October 8, 2026, relating to the abbreviated financial statements of the Video Solutions Business of Kustom Entertainment, Inc. (formerly Digital Ally, Inc.), as of and for the years ended December 31, 2025 and December 31, 2024 (which report includes a paragraph regarding the basis of accounting), appearing in this Current Report on Form 8-K/A of Cycurion, Inc. dated October 28, 2026.

/s/ Victor Mokuolu, CPA PLLC

Houston, Texas

October 28, 2026

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